EXHIBIT 10.15

                              AMENDED AND RESTATED

                                 S U B L E A S E

                                     between

                               KALODOP PARK CORP.

                                 As Sublandlord

                                       and

                                 SCHOLASTIC INC.

                                  As Subtenant

                          Dated: as of October 9, 1996

               Demised Premises: 557 Broadway, New York, New York

                          Amended and Restated Sublease

      AMENDED AND RESTATED AGREEMENT OF SUBLEASE (the "Sublease"), dated as of the 9th day of October, 1996, between KALODOP PARK CORP., a New York corporation having an office at c/o Wilfred Garage, Inc., 200 East 19th Street, New York, New York 10003 (hereinafter sometimes called "Sublandlord"), and SCHOLASTIC INC., a New York corporation having an office at 555 Broadway, New York, New York 10012 (hereinafter called "Subtenant").

                              W I T N E S S E T H :

      WHEREAS, Sublandlord is the tenant under that certain lease dated as of September 23, 1992 (the "Existing Overlease") by and between Carol W. Blechman, as Executrix under the Will of Arthur Blechman, Donald Blechman, Howard Blechman, Noma Joan Blechman, Stephen Blechman, Norma Blechman Gastwirth and Nauma Blechman Levin (d/b/a Blechman Brothers; collectively "Existing Overlandlord"), as landlord, and Sublandlord, as tenant;

      WHEREAS, Sublandlord and Subtenant are parties to a certain sublease of even date herewith (the "Existing Sublease"), pursuant to which Sublandlord has subleased to Subtenant the premises covered by the Existing Overlease;

      WHEREAS, Sublandlord is the tenant under that certain Amended and Restated Agreement of Lease dated as of October 9, 1996 (the "Overlease") by and between Carol W. Blechman, Donald Blechman, Howard Blechman, Noma Joan Blechman, Stephen Blechman, Norma Blechman Gastwirth and Nauma Blechman Levin (collectively "Overlandlord"), as landlord , and Sublandlord, as tenant;

      WHEREAS, pursuant to the terms of that certain agreement dated as of April 11, 1996 (the "Agreement"), by and between Sublandlord and Subtenant, Sublandlord and Subtenant agreed to enter into a sublease of the premises covered by the Overlease upon satisfaction of certain conditions set forth in the Agreement;

      WHEREAS, all of such conditions have been satisfied and/or the same have been waived;

      WHEREAS, the parties hereto desire hereby to enter into an amended and restated sublease of the premises covered by the Overlease; and

      WHEREAS, the terms of the Overlease and this Sublease shall not become effective until the Vacate Date (as hereinafter defined).

                                    ARTICLE 1
                 PREMISES--TERM OF SUBLEASE; CERTAIN DEFINITIONS

      Section 1.01. Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires, the Premises, including the Land, as more particularly described in Exhibit "A" annexed hereto and made a part hereof, and the Building (as defined in the Overlease).

      SUBJECT, however, to the following (collectively, the "Permitted Encumbrances"):

      (a) The state of facts shown on a survey made by Lovell-Belcher dated September 27, 1954 and redated by visual examination made by Lovell-Belcher on September 24, 1992 and any other state of facts that an accurate survey of the Premises may show;

      (b) Real estate taxes affecting the Premises not yet due and payable or a lien on the Premises;

      (c) All utility company rights, easements and franchises to maintain and operate lines, poles, wires, cables, pipes, distribution boxes and other fixtures and facilities in, over, under and upon the Premises;

      (d) Covenants, restrictions, easements, reservations and agreements of record;

      (e) Zoning ordinances and restrictions and amendments now or hereafter in force or effect;

      (f) The rights, if any, of any governmental authority having or asserting jurisdiction thereof, with respect to any vaults under the sidewalks beyond the building line and to consents by Sublandlord or any present or former owner of the Premises for the erection of any structure or structures on, under or above any streets or roads in front of or adjoining the Land;

      (g) All notes or notices of any violation of law or municipal ordinances, orders or requirements noted in or issued prior to the date hereof or hereafter noted in or issued by the Department of Buildings, Fire, Labor, Health, Air Resources or any other federal, state or municipal departments having or asserting jurisdiction against the Premises;

      (h) Any other matter or thing affecting the Premises which Subtenant agrees to take subject to or waives pursuant to the terms of this Sublease; and

      (i) All of the terms, covenants, conditions and


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limitations of the Overlease.

      Notwithstanding anything to the contrary contained herein, any right, easement or franchise described in clause (c) above or any covenant, restriction, easement, reservation or agreement of record described in clause
(d) above, in each case which have been created, consented to or incurred by Sublandlord after the date of this Sublease shall not be deemed to be a Permitted Encumbrance and the provisions of this Sublease shall control as to the disposition thereof.

      TO HAVE AND TO HOLD the Premises unto Subtenant, its successors and assigns, for a term (the "Term") commencing on the Vacate Date, and expiring at 12:00 p.m. on March 31, 2013, (the "Expiration Date") unless this Sublease shall sooner terminate as hereinafter provided. If the Vacate Date shall not have occurred on or before the second (2nd) anniversary of the date hereof, Overlandlord shall have the right to terminate the Overlease upon ten (10) days prior notice to Sublandlord; provided, however, that if the Vacate Date shall occur within such ten (10) days period, Overlandlord's termination notice to Sublandlord shall be deemed to be withdrawn and the Overlease shall continue in full force and effect. If the Vacate Date shall occur prior to the date that the Overlease shall be terminated, in such case, the terms of the Existing Overlease shall be superseded in their entirety and replaced by the Overlease, which fully restates and supersedes, as of the Vacate Date, all of the terms, covenants and conditions of the Existing Overlease. If the Overlease shall have been terminated by Overlandlord because the Vacate Date shall not have occurred on or before the second (2nd) anniversary of the date hereof, in such case, this Sublease and the Existing Sublease shall be terminated as of the termination of the Overlease. In addition, if the Vacate Date shall not have occurred on or before February 1, 1998, Subtenant shall have the right to terminate this Sublease and the Existing Sublease upon ten (10) days prior notice to Sublandlord; provided, however, that if the Vacate Date shall occur within such ten (10) days period, Subtenant's termination notice to Sublandlord shall be deemed to be withdrawn and this Sublease shall continue in full force and effect. If the Vacate Date shall occur prior to the date that this Sublease shall be terminated, in such case, the terms of the Existing Sublease shall be superseded in their entirety and replaced by this Sublease, which fully restates and supersedes, as of the Vacate Date, all of the terms, covenants and conditions of the Existing Sublease.

      Section 1.02. For purposes of this Sublease, the following capitalized terms set forth below shall have the following meanings: (i) "Discount Rate" shall mean the rate of seven and three-fourths (7.75%) percent per annum, compounded monthly, (ii) "Effective Date" shall mean December 1, 1996, (iii)


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

"Sublease Rent" shall mean the Basic Rent and Monthly Deferred Rent that shall be payable hereunder, and (iv) "Vacate Date" shall mean the later of (1) the Effective Date and (2) the date that Sublandlord shall tender delivery to Subtenant of vacant possession of the Premises, free of all vehicles and all other tenants or occupants.

                                    ARTICLE 2

                                   BASIC RENT

      Section 2.01. (a) Subtenant shall pay to Sublandlord as basic rent (the "Basic Rent"), a rental as follows:

      (i) From and after the Vacate Date through and including the date immediately preceding the first (1st) anniversary of the Vacate Date, the amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per annum, payable in equal monthly installments of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00); provided, that, in light of the fact that Subtenant delivered to Sublandlord the First Additional New Lease Payment (as defined in the Agreement) in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) and the Second Additional New Lease Payment (as defined in the Agreement) in the amount of Thirty-Five Thousand and 00/100 Dollars ($35,000.00) in accordance with the terms of Subsection 13(a)(ii) of the Agreement, Subtenant shall be entitled to a credit in the amount of Eighty-Five Thousand and 00/100 Dollars ($85,000.00) against the first installment(s) of Sublease Rent that shall be payable by Subtenant to Sublandlord under this Subsection 2.01(a)(i);

      (ii) From and after the first (1st) anniversary of the Vacate Date through and including the date immediately preceding the third (3rd) anniversary of the Vacate Date, the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) per annum, payable in equal monthly installments of Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($33,333.33);

      (iii) From and after the third (3rd) anniversary of the Vacate Date through and including the date immediately preceding the sixth (6th) anniversary of the Vacate Date, the amount of Four Hundred Thirty-Two Thousand and 00/100 Dollars ($432,000.00) per annum, payable in equal monthly installments of Thirty-Six Thousand and 00/100 Dollars ($36,000.00);


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

      (iv) From and after the sixth (6th) anniversary of the Vacate Date through and including the date immediately preceding the ninth (9th) anniversary of the Vacate Date, the amount of Four Hundred Sixty-Six Thousand Five Hundred Sixty and 00/100 Dollars ($466,560.00) per annum, payable in equal monthly installments of Thirty-Eight Thousand Eight Hundred Eighty and 00/100 Dollars ($38,880.00);

      (v) From and after the ninth (9th) anniversary of the Vacate Date through and including the date immediately preceding the twelfth (12th) anniversary of the Vacate Date, the amount of Five Hundred Three Thousand Eight Hundred Eighty-Four and 80/100 Dollars ($503,884.80) per annum, payable in equal monthly installments of Forty-One Thousand Nine Hundred Ninety and 40/100 Dollars ($41,990.40);

      (vi) From and after the twelfth (12th) anniversary of the Vacate Date through and including the earlier to occur of (1) the date immediately preceding the fifteenth (15th) anniversary of the Vacate Date and (2) the Expiration Date, the amount of Five Hundred Forty-Four Thousand One Hundred Ninety-Five and 58/100 Dollars ($544,195.58) per annum, payable in equal monthly installments of Forty-Five Thousand Three Hundred Forty-Nine and 63/100 Dollars ($45,349.63); and

      (vii) If the Expiration Date of this Sublease shall occur after the fifteenth (15th) anniversary of the Vacate Date, from and after the fifteenth
(15th) anniversary of the Vacate Date through and including the Expiration Date, the amount of Five Hundred Eighty-Seven Thousand Seven Hundred Thirty-One and 23/100 Dollars ($587,731.23) per annum, payable in equal monthly installments of Forty-Eight Thousand Nine Hundred Seventy-Seven and 60/100 Dollars ($48,977.60).

      (b) Payments of the Basic Rent due under this Section 2.01 shall be made at Sublandlord's address set forth in Article 12 hereof, or such other address as Sublandlord may pursuant to Article 12 advise Subtenant, and such payments shall be payable in advance commencing on the Vacate Date and on the first day of each calendar month thereafter during the Term; provided, however, if Subtenant's obligation to pay Basic Rent shall commence on a date which shall be other than the first day of a calendar month, the same shall be appropriately prorated at the rental rate applicable during the first year of the Term, if the Expiration Date shall be other than the last day of a calendar month, the Basic Rent for such last calendar month shall be appropriately prorated at the rental rate applicable during the last year of the Term, if any payment hereunder


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shall be payable on a date that shall not be a business day, such payment shall be payable on the next succeeding business day and with respect to any month in which the Basic Rent that is payable hereunder shall increase, the Basic Rent payable on first (1st) day of such calendar month shall be appropriately calculated to reflect the portion of the calendar month occurring prior to the increase in the Basic Rent and the portion of the calendar month occurring from and after the increase in the Basic Rent.

      Section 2.02. (a) Notwithstanding the fact that the Term of this Sublease is less than twenty (20) years, it is the intention of Sublandlord and Subtenant that Sublandlord shall receive the same economic benefit during the Term of this Sublease as Sublandlord would otherwise have received if the Term of this Sublease were for twenty (20) years commencing on the Effective Date. Accordingly, at such time that the Vacate Date shall be determined, Sublandlord and Subtenant shall determine the net present value (calculated as of the Vacate
Date) of the amount of Basic Rent that Sublandlord would have received under this Sublease after the Expiration Date (i) if the Expiration Date of this Sublease were instead the date immediately preceding the twentieth (20th) anniversary of the Effective Date and (ii) assuming that the Basic Rent that would otherwise be payable following the Expiration Date was an amount set forth in Schedule 1 attached hereto. In calculating the net present value of the additional Basic Rent payments, such payments shall be discounted at the Discount Rate. For purposes of this Sublease, the net present value of such additional Basic Rent payments shall be referred to as the "Deferred Rent."
Schedule 2 attached hereto sets forth an example of the calculation of the Deferred Rent. After the amount of the Deferred Rent shall be calculated, Sublandlord and Subtenant shall determine the amount of the fixed monthly payment that shall be required to be paid by Subtenant from and after the Vacate Date such that the net present value (calculated as of the Vacate Date) of such additional rent payments over the balance of the Term (calculated at the Discount Rate) shall be equal to the amount of the Deferred Rent. For purposes of this Sublease, the monthly payment of additional rent required under this Subsection 2.02(a) shall be referred to as the "Monthly Deferred Rent." Schedule 3 attached hereto sets forth an example of the calculation of the Monthly Deferred Rent. Subtenant shall pay to Sublandlord the Monthly Deferred Rent as and when the monthly installments of Basic Rent shall be payable commencing on the first day of the month next succeeding the date that the amount of the Monthly Deferred Rent is determined. On such date, Subtenant shall also pay to Sublandlord an amount equal to the amount of all installments of Monthly Deferred Rent that shall have accrued since the Vacate Date.

            (b) Payments of the Monthly Deferred Rent due under this Section
2.02 shall be made at Sublandlord's address set forth in Article 12 hereof, or such other address as Sublandlord may pursuant to Article 12 advise Subtenant, and such payments shall be payable in advance commencing on the Vacate Date and on


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

the first day of each calendar month thereafter during the Term; provided, however, if Subtenant's obligation to pay the Monthly Deferred Rent shall commence on a date which shall be other than the first day of a calendar month, the same shall be appropriately prorated and if any payment hereunder shall be payable on a date that shall not be a business day, such payment shall be payable on the next succeeding business day.

      Section 2.03. In addition to the Basic Rent that shall be payable to Sublandlord pursuant to Section 2.01 hereof, from and after the Vacate Date, Subtenant shall pay to Sublandlord each installment of Net Annual Rent (as defined in Section 3.01 of the Overlease) that Sublandlord shall be required to pay to Overlandlord from and after the Vacate Date under the Overlease. Payments of Net Annual Rent shall be payable by Subtenant to Sublandlord on the fifth
(5th) day prior to the first day of each calendar month that shall occur from and after the Vacate Date; provided, however, the first such payment of the Net Annual Rent shall occur on the Vacate Date if the Vacate Date shall occur after the fifth (5th) day prior to the first day of the next succeeding calendar month. Provided that Subtenant shall have paid the monthly installment of Net Annual Rent that shall be required to be paid hereunder, Sublandlord shall deliver to Subtenant written evidence that Sublandlord shall have made the corresponding payment of the Net Annual Rent to Overlandlord within five (5) days after the date that such payment shall be required to be paid to Overlandlord, which evidence shall include a copy of the check delivered to Overlandlord and Sublandlord's transmittal letter to Overlandlord (if any). If Sublandlord shall fail to deliver such evidence to Subtenant prior to the date that the next installment of Net Annual Rent shall be payable by Subtenant to Sublandlord hereunder, in such case, Subtenant shall thereafter be deemed to be authorized and directed by Sublandlord to make such payments of Net Annual Rent directly to Overlandlord as and when required pursuant to the terms of the Overlease and Subtenant shall be entitled to a credit against the installment(s) of Basic Rent and Monthly Deferred Rent next becoming due hereunder in an aggregate amount equal to the amount of the monthly installment of Net Annual Rent for which Sublandlord shall have failed to deliver to Subtenant evidence that such payment shall have been made to Overlandlord.

      Section 2.04. This Sublease shall be deemed and construed to be a "net lease" and Subtenant shall pay to Sublandlord the Basic Rent, the Monthly Deferred Rent, the Net Annual Rent, additional rent and other payments hereunder free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off, except as otherwise expressly provided herein and in the License Agreement (as defined in the Agreement), and under no circumstances or conditions shall Sublandlord be expected or required to make any


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

payment of any kind or be under any other obligation or liability hereunder except as otherwise expressly provided herein.

                                    ARTICLE 3

                               USE OF THE PREMISES

      Section 3.01. Subtenant may use and occupy the Premises for any and all of the purposes set forth in the Overlease, and for no other purpose, and further covenants not to do any act which will result in a violation of the Overlease.

                                    ARTICLE 4

                      INCORPORATION OF THE OVERLEASE TERMS

      Section 4.01. (a) All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Overlease, unless the context clearly requires otherwise.

      (b) Except as herein otherwise expressly provided, all of the terms, provisions, covenants and conditions contained in the Overlease, are hereby made a part hereof. The rights and obligations contained in the Overlease, are, during the Term, hereby imposed upon the respective parties hereto, "Sublandlord" being substituted for "Landlord," "Subtenant" being substituted for "Tenant", "Sublease" being inserted for "lease" or "Lease", "sub-subtenant" being inserted for "Subtenant", "Subtenant" being inserted for "Scholastic", "Basic Rent" being inserted for "Net Annual Rent" and "Vacate Date" being inserted for "Effective Date"; provided, however, that Sublandlord shall not be liable to Subtenant for any failure in performance resulting from the failure in performance by the Overlandlord under the Overlease, of the corresponding covenant of the Overlease, and Sublandlord's obligations hereunder are accordingly conditional where such obligations require such parallel performance by Overlandlord. It is expressly agreed that Sublandlord shall not be obligated to perform any obligation which is the obligation of Overlandlord under the Overlease. In the event of a conflict between the performance required by Subtenant or Sublandlord under this Sublease or the performance required by Subtenant or Sublandlord under the Overlease, the provisions of this Sublease shall control. Sublandlord agrees that Subtenant shall be permitted to deal directly with Overlandlord in connection with obtaining any consent or approval that shall be required to be obtained from Overlandlord pursuant to the terms of the Overlease and, in connection therewith, Sublandlord shall cooperate with Subtenant in connection with Subtenant obtaining any such consent or approval and Sublandlord shall not take any action which will interfere with Subtenant obtaining any such consent or approval from Overlandlord. Subtenant shall deliver to Sublandlord a copy of each consent or approval in connection with the Overlease that Overlandlord shall deliver to Subtenant, such delivery to be made within five (5) business days of posting or receipt, as the case may be. If Overlandlord shall grant any consent or approval that shall be required to be obtained from Overlandlord under the terms of the Overlease, in such case, Sublandlord shall be deemed to have consented to such action by Subtenant; provided, however, if any such consent or approval shall constitute an amendment to the Overlease, such consent or approval shall only be binding upon Sublandlord if the amendment to the Overlease that shall result from such consent or approval would be permitted pursuant to Subsection 5.01(c) hereof. To the extent that Sublandlord shall have any right pursuant to the terms of the Overlease, or otherwise, to consent or approve any action which Overlandlord shall propose to take, Sublandlord agrees that Subtenant shall have the full right and authority on behalf of Sublandlord to approve or consent to any such proposed action of Overlandlord. In addition, in the event that Overlandlord shall fail to perform any of its obligations under the Overlease, Subtenant on behalf of Sublandlord shall have the right to require that Overlandlord perform its obligations under the Overlease and in the event that Overlandlord shall fail to perform its obligations, Subtenant shall be permitted to institute an action or proceeding against Overlandlord, at Subtenant's sole cost and expense, in the name of Sublandlord to enforce Sublandlord's rights under the Overlease which are applicable to Subtenant. Subtenant shall deliver to Sublandlord a copy of any litigation documents in connection with any such action or proceeding against Overlandlord. Subtenant shall also deliver to Sublandlord a copy of each letter or other correspondence in connection with this Sublease that Subtenant shall deliver to Overlandlord or that Overlandlord shall deliver to Subtenant, such delivery to be made within five (5) business days of posting or receipt, as the case may be.

      (c) Sublandlord and Subtenant agree that the Overlease annexed hereto as Exhibit "B" and made a part hereof is a true and complete copy of the Overlease.

      (d) Subtenant agrees to indemnify, protect, defend and save harmless Sublandlord from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, fines, penalties, interest and expenses (including, without limitation, reasonable counsel and other professional fees and disbursements incurred in connection therewith, but excluding consequential damages) to which Sublandlord may be subject or suffer arising from, or in


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connection with, any default by Subtenant in the performance of any provisions of the Overlease (except as specifically provided to the contrary in this Sublease) that accrue from and after the Vacate Date, except if the same shall have been caused by any act, omission, negligence or willful misconduct of Sublandlord. Subtenant agrees that the provisions of Section 5.03 of the Overlease are incorporated herein and that Sublandlord is an intended beneficiary of such provision. Sublandlord agrees to indemnify, protect, defend and save harmless Subtenant from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, fines, penalties, interest and expenses (including, without limitation, reasonable counsel and other professional fees and disbursements incurred in connection therewith, but excluding consequential damages) to which Subtenant may be subject or suffer arising from, or in connection with, any default by Sublandlord in the performance of any provisions of the Overlease that accrue prior to the occurrence of the Vacate Date, except if the same shall have been caused by any act, omission, negligence or willful misconduct of Subtenant.

      Section 4.02. Notwithstanding anything in this Sublease to the contrary, Subtenant shall be able to deal directly with Overlandlord in connection with any and all matters arising under the terms of the Overlease and in connection therewith Subtenant shall have the sole right to negotiate with and settle or compromise any claims against Overlandlord; provided, however, if any such settlement or compromise shall constitute an amendment to the Overlease, such settlement or compromise shall only be binding upon Sublandlord if the amendment to the Overlease that shall result from such settlement or compromise would be permitted pursuant to Subsection 5.01(c) hereof. In addition, as to any matter which is to be determined by arbitration pursuant to Article 28 of the Overlease, Subtenant shall have the sole right, on behalf of Sublandlord, to participate in such arbitration. Subtenant shall deliver to Sublandlord a copy of any documents in connection with any such settlement or compromise of any claims against Overlandlord or any such arbitration, which documents Sublandlord agrees shall be binding upon Sublandlord.


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                                    ARTICLE 5

                          SUBLEASE SUBJECT TO OVERLEASE

      Section 5.01. (a) This Sublease is expressly made subject and subordinate to all of the terms and conditions of the Overlease and to all matters which the foregoing is subject, except as specifically provided to the contrary in this Sublease. Subtenant hereby assumes and covenants that Subtenant shall observe and perform all of the provisions of the Overlease (except as specifically provided to the contrary in this Sublease) that shall accrue during the portion of the Term accruing from and after the Vacate Date which are to be observed and performed by Sublandlord thereunder. Subtenant covenants that Subtenant shall not do any act, matter or thing which will be, result in, or constitute a default under the Overlease; it being expressly agreed to by Subtenant that any such violation, breach or default shall constitute a breach by Subtenant of a substantial obligation under this Sublease. Sublandlord covenants that Sublandlord shall not do any act, matter or thing which will be, result in, or constitute a default under the Overlease; it being expressly agreed to by Sublandlord that any such default shall constitute a default by Sublandlord of a substantial obligation under this Sublease. Notwithstanding the immediate prior sentence, after the Sublandlord has tendered delivery of vacant possession of the Premises to Subtenant, then any default of the Sublandlord in performance of the Overlease shall not affect the payments of Basic Rent and Monthly Deferred Rent to be paid hereunder. Subtenant's sole remedy for any such default shall be to offset the costs and expenses of curing said defaults against the first installments of the Sublease Rent. Notwithstanding anything in this Sublease to the contrary, in any case where the consent or approval of Overlandlord shall be required pursuant to the Overlease, Sublandlord's consent shall not be required hereunder if the Overlandlord shall have granted its consent or approval.

      (b) Subtenant covenants and agrees that if, by reason of a default on the part of Sublandlord, as the tenant under the Overlease, in the performance of any of the terms or provisions of the Overlease, or for any other reason of any nature whatsoever, such lease or the leasehold estate of the tenant thereunder is terminated by summary dispossess proceeding or otherwise, then Subtenant will attorn to Overlandlord and will recognize Overlandlord as Subtenant's landlord under this Sublease. Subtenant covenants and agrees to execute and deliver, at any time and from time to time, within five (5) business days following a request therefor by Sublandlord or Overlandlord, any instrument which may be reasonably necessary or appropriate to evidence such attornment. Subtenant further covenants and agrees that the obligation of Subtenant to pay the


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Sublease Rent that shall be payable to Sublandlord by Subtenant under this
Sublease shall survive the expiration or sooner termination of the Overlease or this Sublease (including without limitation, a termination of the Overlease by reason of a casualty occurring under the provisions of Section 6.02 of the Overlease). The obligation of the Subtenant to make payment of the Sublease Rent to Sublandlord shall be considered an independent covenant of Subtenant to Sublandlord without any conditions or privity of estate between Subtenant and Sublandlord and shall survive the termination of the Overlease or this Sublease and shall continue as a direct obligation of Subtenant to Sublandlord. The sole right of the Subtenant in the event of such termination that does not result in the loss of possession of the Premises by Subtenant or of the Overlease resulting from a default of Sublandlord (which is not assumed to be performed by Subtenant under the terms hereof) shall be to offset the costs and reasonable expenses that Subtenant shall incur in obtaining the attornment or a direct lease with Overlandlord or any other arrangement to maintain occupancy of the Premises (but excluding any rentals to be paid to Overlandlord which are not the obligation of the Sublandlord or the purchase price of the Premises.)

      (c) Sublandlord agrees not to amend or modify the Overlease in any way, except as provided below, without Subtenant's prior written approval, which approval may be granted or withheld for any or no reason, and any such amendment or modification that shall be made without Subtenant's prior written approval shall not be binding upon Subtenant. Upon request of Subtenant, Sublandlord shall promptly execute and deliver (i) any amendments or modifications to the Overlease, provided that such amendments or modifications to the Overlease shall not change the provisions of Section 27.01 of the Overlease, and (ii) any amendments or modifications of this Sublease required in order to conform this Sublease with the terms and conditions of the Overlease, as so amended or modified, provided that such amendments or modifications (1) shall not change the rental terms as set forth in Article 2 of this Sublease prior to such amendments or modifications, (2) shall not materially increase Sublandlord's obligations or materially reduce Sublandlord's rights from those set forth in this Sublease prior to such amendments or modifications, and (3) shall, by their terms, become effective on the date that the amendments or modifications to the Overlease shall become effective. If Sublandlord shall not execute and deliver any such amendment or modification of the Overlease or this Sublease within ten
(10) days after request of Subtenant, then Sublandlord shall be deemed to constitute and appoint Subtenant as Sublandlord's attorney-in-fact, coupled with an interest, to execute and deliver such amendment or modification for and on behalf of Sublandlord. Any amendment or modification of the Overlease of this Sublease in accordance with the provisions of this Subsection 5.01(c) shall be binding upon the holder of any mortgage encumbering Sublandlord's interest in the Overlease and this Sublease, and no such amendment or modification shall require the prior approval of the holder of any such mortgage.

      (d) Sublandlord covenants and agrees with Subtenant that upon Subtenant paying the Sublease Rent and the Net Annual Rent reserved in this Sublease and observing and performing all of the terms, covenants and conditions of this Sublease on Subtenant's part to be observed and performed, Subtenant may peaceably and quietly enjoy the Premises during the Term, subject, however, to the terms, covenants and conditions of this Sublease.

                                    ARTICLE 6

                                  OCCUPANCY TAX

      Section 6.01. If any commercial rent or occupancy tax shall be levied with regard to the Premises, Subtenant shall pay the same to the taxing authority, when due.

                                    ARTICLE 7

            NON-APPLICABILITY OF CERTAIN PROVISIONS OF THE OVERLEASE

      Section 7.01. (a) All of the terms, provisions, covenants and conditions contained in the Overlease are hereby incorporated by reference and made a part hereof and Subtenant hereby assumes and covenants that Subtenant shall observe and perform all of the provisions of the Overlease that shall accrue during the portion of the Term accruing from and after the Vacate Date which are to be observed and performed by Sublandlord thereunder with the following exceptions and those contained herein, which shall not be incorporated by reference in this
Sublease: Section 2.01, Section 3.01, Section 3.02, Section 3.05, Section 3.06,
Section 3.08, Section 8.02, clauses (i) and (iv) of Section 13.01, Section 13.02, Section 14.02, Section 16.01(a) shall be amended by deleting the phrase "Tenant shall fail to pay the Net Annual Rent due for the first Lease Year in accordance with Subsection 3.02(a) hereof as and when required by Subsection 3.02(a); or", Subsection 16.01(c), Article 17 and Section 18.05. In addition, any reference in the Overlease to "Designated Person" shall be deemed deleted.

      (b) Notwithstanding the incorporation by reference of the Overlease, Sublandlord shall not have the right to enforce such provisions unless Overlandlord shall be enforcing the same provisions under the Overlease against the Sublandlord and in such case Subtenant may deliver directly to Overlandlord any money or security that Subtenant shall be required to provide pursuant to any such provisions.

      (c) Notwithstanding the incorporation by reference of the Overlease, Sublandlord shall not have any right under Section 6.02, Section 16.02 and
Section 20.01 of the Overlease to require Subtenant to demolish the Building, it being agreed that any election of Overlandlord under such provisions of the Overlease shall be binding upon Sublandlord and Subtenant, with the obligation of performance on Subtenant.

      (d) If Subtenant pursuant to Section 6.02 of the Overlease shall elect to terminate this Sublease, in such case, Subtenant shall have the right to deliver a Termination Notice to Overlandlord, in which case the term of the Overlease shall be terminated as well. Notwithstanding anything to the contrary set forth in this Sublease, the obligation of Subtenant to make payment of the Sublease Rent to Sublandlord shall survive the termination of this Sublease and the Overlease by reason of a casualty occurring under the provisions of Section 6.02 of the Overlease, and shall continue as a direct obligation of Subtenant to Sublandlord as if the balance of the term of this Sublease had continued.

                                    ARTICLE 8

                                    INSURANCE

      Section 8.01. (a) From and after the Vacate Date, Subtenant shall maintain during the remainder of the Term all insurance that Sublandlord shall be required to maintain pursuant to Section 5.01 of the Overlease and in connection therewith Subtenant shall cause Sublandlord and Overlandlord to be named as additional insureds in accordance with the requirements of the Overlease and this Sublease.

      (b) Notwithstanding anything in Section 5.02 of the Overlease to the contrary, Sublandlord shall have no right to request that Subtenant increase the limits of insurance required by Subsections 5.01(d) and/or (e) of the Overlease, it being agreed that such rights shall be reserved expressly to the Overlandlord.

      (c) Notwithstanding the provisions of Article 5 of the Overlease, certificates of, copies or the original insurance policies procured by Subtenant, at Subtenant's option, shall be delivered to Overlandlord.

      (d) Any insurance that Subtenant shall deliver to Overlandlord which shall satisfy Overlandlord's requirements under the Overlease, shall be deemed to satisfy Sublandlord's requirements under this Sublease.

      Section 8.02. Notwithstanding anything in the Overlease to the contrary, Sublandlord shall not be entitled to receive any portion of the casualty or condemnation proceeds that shall be payable in connection with any such casualty or condemnation.

                                    ARTICLE 9

                                REAL ESTATE TAXES

      Section 9.01. Supplementing the provisions of Article 4 of the Overlease, Subtenant shall have the right to contest the amount or validity, in whole or in part, of any imposition by appropriate proceedings, and, notwithstanding Section
4.01 of the Overlease, Subtenant may defer payment of such imposition in accordance with Section 4.02 of the Overlease. Upon the termination of such proceedings, Subtenant shall pay the amount of such imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interest, penalties or other liabilities in connection therewith. Sublandlord shall not unreasonably withhold its consent to joining in any such proceedings or permitting the same to be brought in its name if required by law. Sublandlord shall not be subjected to any liability for the payment of any costs or expenses in connection with any such proceedings unless Sublandlord intervenes and takes an affirmative part therein and Subtenant shall indemnify and save harmless Sublandlord from any such costs or expenses, except in the case of such intervention. Subtenant shall be entitled to receive any refund of any such imposition and penalties or interest thereon which have been paid by Subtenant, or which have been paid by Overlandlord or Sublandlord and for which Sublandlord or Overlandlord has been fully reimbursed.

                                   ARTICLE 10

                            ASSIGNMENT AND SUBLETTING

      Section 10.01. Subtenant shall have the right to assign its interest in this Sublease or sublet all or any portion of the Premises without obtaining Sublandlord's prior consent thereto; provided, however, Subtenant shall be required to obtain the consent of Overlandlord if such consent shall be required pursuant to the terms of the Overlease. Upon any assignment, or subletting, Subtenant shall continue to remain liable for its obligations under this Sublease. Simultaneously with the execution of any sublease or assignment a fully executed copy (with all business and other confidential terms redacted) of such sublease or assignment shall be delivered to

Sublandlord. In the event of any such assignment or subletting, Subtenant shall notify Sublandlord, in writing, of the name of the assignee or subtenant, as the case may be, and the business address of such subtenant or assignee for purposes of service of notice of process. In addition, Sublandlord agrees to provide to the subtenant, and, if applicable, to obtain from the holder of any mortgage encumbering Sublandlord's interest in this Sublease for the benefit of such subtenant, a non-disturbance and attornment agreement, which shall provide in substance that, so long as such subtenant is not in default with respect to any of its obligations under its sublease after notice and the expiration of any applicable cure period, the subtenant shall not be joined as a party defendant (unless required by applicable law) (i) in any action or proceeding which may be instituted or taken by Sublandlord or the holder of any mortgage encumbering Sublandlord's interest in this Sublease for the purposes of terminating this Sublease by reason of any default thereunder beyond the expiration of an applicable notice and cure period, or (ii) in any foreclosure action or proceeding which may be instituted by any such mortgage holder. Any non-disturbance agreement shall also provide that the subtenant shall, at the option of Sublandlord or the holder of any mortgage encumbering Sublandlord's interest in this Sublease, either (x) attorn to Sublandlord or the holder of such mortgage and perform for the benefit of Sublandlord or the holder of such mortgage all of the terms, covenants and conditions to be performed by such subtenant under its sublease, or (y) enter into a new sublease with Sublandlord or the holder of such mortgage or their respective successors or assigns for the balance of the term of its sublease on the same terms and conditions as are contained in its sublease. In the event that this Sublease shall be terminated and Sublandlord shall collect from the subtenant any rent under its sublease, then any rent so collected shall be credited against the first installment(s) of the Sublease Rent that shall be payable by Subtenant to Sublandlord under this Sublease.

                                   ARTICLE 11

                               DEFAULT PROVISIONS

      Section 11.01. (a) The provisions of Article 16 of the Overlease are an integral part of this Sublease for the purposes of providing a default provision for the benefit of Sublandlord in the event of a default in the performance by Subtenant of its obligations under this Sublease. For the purposes of enforcing any default by Subtenant hereunder, the rights and obligations contained in
Article 16 of the Overlease (other than the provisions of Subsection 16.01(c) of the Overlease), are, during the Term, hereby imposed upon the respective parties hereto, "Sublandlord" being substituted for "Landlord" and

"Subtenant" being substituted for "Tenant". Notwithstanding the provisions of
Section 16.01 of the Overlease, other than an Event of Default that shall arise under Subsection 16.01(a) of the Overlease (which shall include the failure to pay the Sublease Rent), no event of default under this Sublease shall be deemed to have occurred unless and until Overlandlord shall have elected to exercise any of its rights under the Overlease as a result of a corresponding default by Sublandlord in the performance of its obligations under the Overlease. Sublandlord agrees to promptly give Subtenant copies of any notices of default received by Sublandlord from Overlandlord. In connection with curing any default under this Sublease, Subtenant shall have five (5) fewer days to cure such default than are otherwise provided in the Overlease for the curing of such default.

            (b) In the event that Sublandlord shall encumber its interest under the Overlease, and provided that Sublandlord shall have notified Subtenant in writing of the name and post office address of the holder of such mortgage encumbering the Sublandlord's interest under this Sublease, then Subtenant shall deliver to the holder of such mortgage copies of each notice in connection with this Sublease that Subtenant shall deliver to Sublandlord hereunder and that Subtenant shall deliver to Overlandlord under the Overlease simultaneously with the delivery thereof to Sublandlord or Overlandlord, as the case may be. In the event of a default by Sublandlord in the performance of the terms and provisions of this Sublease, the holder of such mortgage encumbering the Sublandlord's interest under the Overlease shall have the right, during the pendency of any grace or cure period provided in this Sublease, to remedy or cause to be remedied any default by Sublandlord hereunder which is the basis of a default notice, and in the case of a default by Sublandlord not susceptible of being cured by reason of an insolvency of Sublandlord or any other similar events, the holder of such mortgage shall have a reasonable additional period of time needed by such mortgage holder in the exercise of reasonable diligence to foreclose its mortgage and succeed to the interest of Sublandlord hereunder, so long as such mortgage holder has cured all monetary defaults under this Sublease.

                                   ARTICLE 12

                                     NOTICES

      Section 12.01. (a) All notices hereunder to Sublandlord or Subtenant shall be given in writing and delivered by hand or by national overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, to the addresses set forth below:

      If to Sublandlord:

            Kalodop Park Corp.
            c/o Wilfred Garage, Inc.
            200 East 19th Street
            New York, New York 10003
            Attn: Fred Spindler

      with a copy to:

            Fischbein Badillo Wagner Harding
            909 Third Avenue
            New York, New York 10022
            Attn: Hugh Heller, Esq.

      If to Subtenant:

            Scholastic Inc.
            555 Broadway
            New York, New York 10012
            Attn: General Counsel

      with a copy to:

            Stroock & Stroock & Lavan
            Seven Hanover Square
            New York, New York 10004
            Attn: Peter A. Miller, Esq.

            (b) By notice given in the aforesaid manner, either party hereto may notify the other as to any change as to where and to whom such party's notices are thereafter to be addressed.

            (c) Any notice so sent by certified or registered mail shall be deemed given on the date of receipt or refusal as indicated on the return receipt. The effective date of any other notice shall be the date such notice is delivered or the date that delivery thereof shall be rejected.

                                   ARTICLE 13

                                  MISCELLANEOUS

      Section 13.01. This Sublease is made in the State of New York and shall be governed by and construed under the laws thereof. During the term of this Sublease, this Sublease supersedes any and all other or prior understandings, agreements, covenants, promises, representations or warranties of or between the parties with respect to the subject matter hereof (which are fully merged herein). The headings in this Sublease are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to include the masculine and neuter; the singular to include the plural; and the plural to include the singular. If Subtenant or Sublandlord shall at any time acquire the interest of the other party in this Sublease, this Sublease shall remain in full force and effect and the estate created hereby shall not be merged unless the party acquiring the interest of the other party shall agree in writing to the contrary. This Sublease is binding upon, and shall inure to the benefit of, the parties and each of their respective successors and permitted assigns, if any.

                                   ARTICLE 14

                       INVALIDITY OF PARTICULAR PROVISIONS

      SECTION 14.01. If any provision of this Sublease or the application thereof to any person or situation shall, to any extent, be held invalid or unenforceable, the remainder of this Sublease, and the application of such provision to persons or situations other than those as to which it shall have been held invalid or unenforceable, shall not be affected thereby, and shall continue to be valid and be enforced to the fullest extent permitted by law.

                                   ARTICLE 15

                               LEASEHOLD MORTGAGES

      SECTION 15.01. Sublandlord represents that, as of the date hereof, there is no Leasehold Mortgage encumbering Sublandlord's interest in the Overlease. This Sublease (as the same may be amended or modified from time to time) is and shall be superior to all Leasehold Mortgages. Sublandlord shall cause each Leasehold Mortgagee to execute and deliver to Subtenant any documents that Subtenant may reasonably require to confirm the provisions of this Article 15. Any such Leasehold Mortgage shall be made subject to the terms of this Sublease, including, without limitation, the provisions of the last sentence of Subsection 5.01(c) hereof.

                                   ARTICLE 16

                            SUBLANDLORD'S EXCULPATION

      SECTION 16.01. Subtenant agrees that there shall be no personal liability on the part of Sublandlord or any of its officers, directors, shareholders or employees arising out of any default by Sublandlord under this Sublease, and that Subtenant shall look solely to the interest of Sublandlord in the Premises for the enforcement and satisfaction of any default by Sublandlord hereunder, and that Subtenant shall not enforce any judgment (or other monetary decree) against Sublandlord or any of its officers, directors, shareholders or employees from or against any other assets of Sublandlord or any of the personal assets of Sublandlord or any of its officers, directors, shareholders or employees.

                                   ARTICLE 17

                                 EMINENT DOMAIN

            Section 17.01. (a) Regardless of any termination of this Sublease pursuant to Article 18 of the Overlease, the Award shall be distributed in the following order of priority:

      (i) If Subtenant shall be obligated to repair, alter and restore the remaining parts of the Building and the Premises pursuant to Section 18.04 of the Overlease, the amount expended by Subtenant for the repair, alteration and restoration shall be paid to Subtenant out of the Award;

      (ii) If payment out of the Award is made to Subtenant under clause (i) of this Section 17.01, next, or if no such payment is made to Subtenant under clause (i) of this Section 17.01, there shall be paid to Sublandlord (from the proceeds that Sublandlord shall be entitled to receive pursuant to Section 18.05(c) of the Overlease), (1) in the case of a taking of all of the Premises, an amount equal to the net present value (calculated as of the Date of the Taking) of the amount of Basic Rent and Monthly Deferred Rent that Sublandlord would otherwise be entitled to receive pursuant to the terms of this Sublease from and after the Date of Taking to the end of the Term (such amount, the "Sublandlord's Amount") or (2) in the case of a taking of part of the Premises, an amount equal to the product obtained by multiplying (A) the Sublandlord's Amount (as calculated above), by (B) the fraction obtained by dividing the square footage of the portion of the Premises so taken by the total square footage of the Premises. In calculating the net present value of the Basic Rent and the Monthly Deferred Rent, such payments shall be discounted at the Discount Rate; and

      (iii) The balance of the Award shall then be paid to Subtenant.

      (b) Notwithstanding the foregoing, Sublandlord shall not be entitled to any portion of the Award that shall be attributable to a temporary taking of the Premises and shall not affect the rental received by the Sublandlord under this Lease.

                                   ARTICLE 18

               ESTOPPEL CERTIFICATES BY SUBLANDLORD AND SUBTENANT

      Section 18.01. Sublandlord and Subtenant each hereby agree, at any time and from time to time upon not less than twenty (20) days prior written notice by the requesting party, to execute, acknowledge and deliver to the requesting party, or any other party specified by the requesting party, a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as unmodified and stating the modifications) and the dates to which the Sublease Rent have been paid, and stating whether or not, to the best knowledge of the party executing such statement, Sublandlord or Subtenant is in default in the performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default, it being intended that any such statement delivered pursuant to this Section 18.01 may be relied upon by such parties that the party requesting such certificate shall designate, including, without limitation, any prospective assignee or subtenant of Subtenant's interest in this Sublease or the holder of, or prospective holder of, a Subleasehold Mortgage, if requested by Subtenant, or the holder of, or prospective holder of, a Leasehold Mortgage, if requested by Sublandlord.

                                   ARTICLE 19

                               Like-Kind Exchange

      Section 19.01. Each of the parties hereto, without cost or expense to it, shall use its reasonable efforts to cooperate with the other party to enable the other party to effectuate a "like-kind" exchange of its interest in the Premises in accordance with Section 1031 of the Internal Revenue code of 1986, as amended, if the other party so elects, provided the effectuation of such exchange does not prejudice or otherwise impair the rights possessed by such party under this Sublease.

      IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

                                            KALODOP PARK CORP.

                                            By: /s/ [Illegible signature]
                                                ------------------------------
                                                Name:
                                                Title:


                                            SCHOLASTIC INC.

                                            By: /s/ Richard Robinson
                                                ------------------------------
                                                Name:  Richard Robinson
                                                Title: President

                                    EXHIBIT A

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:-

BEGINNING at a point on the westerly side of Broadway distant one hundred and one feet southerly from the corner formed by the intersection of the said westerly side of Broadway with the southerly side of Prince Street;

RUNNING THENCE Westerly parallel with Prince Street, 200 feet to the easterly side of Mercer Street;

THENCE Southerly along the said easterly side of Mercer Street, 50 feet;

THENCE Easterly again parallel with Prince Street, 200 feet to the Westerly side of Broadway; and

THENCE Northerly along the said westerly side of Broadway, 50 feet to the point or place of BEGINNING.

                                    EXHIBIT B


                                    OVERLEASE

                            [NOT REPRODUCED HEREIN]

                                   SCHEDULE 1

                             BASIC RENT ASSUMPTIONS

PERIOD                                                         BASIC RENT AMOUNT
------                                                         -----------------

1.    Twelfth (12th) anniversary of the Vacate Date            $544,195.58/annum
      through the date immediately preceding the fifteenth (15th) anniversary of the Vacate Date

2.    Fifteenth (15th) anniversary of the Vacate Date          $587,731.23/annum
      through the date immediately preceding the eighteenth (18th) anniversary of the Vacate
      Date

3.    Eighteenth (18th) anniversary of the Vacate              $634,749.73/annum
      Date through the date immediately preceding the twentieth (20th) anniversary of the Effective
      Date

                                   SCHEDULE 2

                                  DEFERRED RENT

Assumptions:

1.    Term of Sublease -          December 1, 1996 - March 31, 2013 (the
                                         "Expiration Date")

2.    Effective Date -            December 1, 1996
      Vacate Date    -            December 1, 1996

3.    Expiration Date for
      a 20 Year Sublease -        November 30, 2016

4.    Rent Shortfall -           (i) April 1, 2013 - November 30, 2014
                                     $48,977.60/mo. x 20 months = $  979,552.00

                                 (ii) December 1, 2014 - November 30, 2016
                                      $52,895.81/mo. x 24 months = $1,269,499.44
                                                                   -------------
                                                        Total      $2,249,051.44

5.    Net Present Value of the
      Rent Shortfall (calculated
      as of the
      Expiration Date)           (i) The net present value of the amount set
                                     forth in Paragraph 4(i)above equals
                                     $922,075.69(1)

                                 (ii) The net present value of the amount set
                                      forth in Paragraph 4(ii) above equals
                                      $1,037,518.69(2)

----------

(1) The net present value as of the Expiration Date for this calculation was determined by discounting, at the Discount Rate (compounded monthly), twenty (20) equal monthly installments of rent in the amount of $48,977.60 paid in advance at the beginning of each month.

(2)   This amount was calculated as follows:

      (i) the net present value (as of December 1, 2014) of the twenty-four (24) monthly payments of $52,895.81 paid in advance was determined by discounting, at the Discount Rate (compounded monthly), such payments. This calculation equals $1,180,081.31.

      (ii) The amount of $1,180,081.31 was then divided by 1.137403. The number
      1.137403 was determined utilizing the following formula - x = ( 1+ (.0775 / 12)) n, where n equals the number of months between March 31, 2013 and November 30, 2014. N in this example equals 20.


                                     S-2-1

                              SCHEDULE 2 (Cont'd.)

                                  DEFERRED RENT

Assumptions:


                                 Total Net Present Value (equal to the sum of the amounts set forth in 5(i) and 5(ii) above) $1,959,594.38.

6.    Deferred Rent (Net Present
      Value of the amount set
      forth in #5 calculated
      as of the Vacate Date) -

                                                                 $ 554,867.60(3)

----------

(3)   The amount of $554,867.60 was determined by dividing $1,959,594.38 by
      3.5316432. The number 3.5316432 was determined utilizing the following formula - x = (1 + (.0775 / 12)) n where n equals the number of months from the Vacate Date through the Expiration Date. N in this example equals 196.


                                     S-2-2

                                   SCHEDULE 3

                              MONTHLY DEFERRED RENT

1.    Amount of Deferred Rent    $ 554,867.60


2.    Monthly Deferred Rent
      (Amount required to pay
      the Deferred Rent over
      the Term of the Sublease
      occurring from and after
      the Vacate Date)           $ 4,966.93/month


                                      S-3